Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 22, 2021
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2021, consolidated net income was $3,960,000, or $0.48 per diluted share (EPS), as compared to $4,357,000, or $0.53 EPS, for the prior quarter and $2,581,000, or $0.32 EPS, for the same period a year ago. Consolidated net income for the six months ended June 30, 2021 was $8,316,000, or $1.02 EPS, representing an increase of 57.2% compared to $5,290,000 or $0.65 EPS for the same period of 2020.

The decrease in second quarter net income compared to the prior quarter was partially due to a decrease in loan interest and fees on Paycheck Protection Program (“PPP”) loans. $2,202,000 in PPP loan interest and fee income was recorded during the second quarter of 2021, compared to $2,590,000 during the prior quarter, and $1,092,000 during the second quarter of 2020. Year-to-date PPP loan interest and fee income totaled $4,793,000 in 2021, as compared to $1,092,000 for the same period of last year. The bank has funded a total of $345 million since the commencement of the PPP loan program, of which $194 million has been paid down through SBA forgiveness payments, leaving an outstanding balance of $151 million as of June 30, 2021.

Net interest income for the three months ended June 30, 2021 was $11,988,000, compared to $12,242,000 in the prior quarter, and $11,146,000 in the same period a year ago. The decrease compared to the prior quarter is attributable to interest and fees on PPP loans as described above. Year-over-year core loan growth, excluding PPP loans, totaled $24.2 million as of June 30, 2021, which partially offset the decreases related to PPP and FOMC rate cuts in March 2020.

Net interest margin for the three months ended June 30, 2021 was 3.09%, compared to 3.43% for the prior quarter and 3.55% for the same period last year. The interest margin compression was attributable to the increase in low-yielding cash balances, the infusion of short-term PPP loans which yield 1%, and the FOMC rate cuts in March 2020, which have had an on-going adverse impact on earning asset yields as they reprice or mature.

Non-interest income was $1,405,000 for the quarter ended June 30, 2021, compared to $1,176,000 for the prior quarter and $1,023,000 for the same period last year. The increase in the second quarter compared to prior periods was mainly due to an increase in service charges on deposit accounts, an increase in debit card transaction fees, and a decrease in the unrealized loss on one equity security.

Non-interest expense totaled $8,215,000 for the quarter ended June 30, 2021, compared to $7,720,000 in the prior quarter and $6,874,000 in the same quarter a year ago. The second quarter increase compared to prior periods is mainly due to a decrease in deferred costs associated with funded PPP loans, which is recorded against salary expense. Additionally, staffing expense and general operating costs related to servicing the growing loan and deposit portfolios increased.

Total assets were $1.76 billion at June 30, 2021, an increase of $99.1 million and $299.6 million over March 31, 2021 and June 30, 2020, respectively. Gross loans were $944 million at June 30, 2021, a decrease of $84.9 million and $59.3 million over March 31, 2021 and June 30, 2020, respectively, mainly due to PPP forgiveness payments. The Company’s total deposits were $1.61 billion as of June 30, 2021, an increase of $96.7 million and $314.6 million from March 31, 2021 and June 30, 2020, respectively.

“Our balance sheet growth has been extraordinary over recent quarters and is a testament to our strong business model and commitment to the communities we serve. This growth was driven by expansion of our core banking relationships that will certainly be prosperous for years to come.” stated Chris Courtney, President and CEO.

As of June 30, 2021, non-performing assets (“NPA”) were $362,000 or 0.02% of total assets, compared to $362,000 or 0.02% of total assets as of March 31, 2021 and $927,000 or 0.06% of total assets as of June 30, 2020. The year-over-year decrease in non-performing assets is the result of payments on non-accrual loans and the subsequent credit enhancement of said loans back to accrual status which were recorded in the fourth quarter of 2020.

The allowance for loan losses to gross loans increased to 1.20% at June 30, 2021, compared to 1.10% at March 31, 2021 and 1.14% at June 30, 2020 due to the decrease in outstanding PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The Company did not record a provision for loan losses during the second or first quarter of 2021, compared to a provision of $1,860,000 during the second quarter of 2020 corresponding to qualitative risk-based discretionary adjustments in connection with the COVID-19 pandemic and corresponding economic stress.

The Board of Directors of Oak Valley Bancorp at their July 20, 2021, meeting declared the payment of a cash dividend of $0.145 per share of common stock to its shareholders of record at the close of business on August 2, 2021. The payment date will be August 13, 2021 and will amount to approximately $1,194,000. This is the second dividend payment made by the Company in 2021.

Oak Valley Bancorp operates Oak Valley Community Bank and their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2021	2021	2020	2020	2020

Net interest income	$11,988	$12,242	$12,128	$11,455	$11,146
(Reversal of) provision for loan losses	-	-	(338)	193	1,860
Non-interest income	1,405	1,176	1,280	1,228	1,023
Non-interest expense	8,215	7,720	8,040	7,501	6,874
Net income before income taxes	5,178	5,698	5,706	4,989	3,435
Provision for income taxes	1,218	1,341	1,057	1,241	854
Net income	$3,960	$4,357	$4,649	$3,748	$2,581

Earnings per common share - basic	$0.49	$0.54	$0.57	$0.46	$0.32
Earnings per common share - diluted	$0.48	$0.53	$0.57	$0.46	$0.32
Dividends paid per common share	$-	$0.145	$-	$0.140	$-
Return on average common equity	11.77%	13.44%	14.58%	12.19%	8.80%
Return on average assets	0.93%	1.12%	1.23%	1.04%	0.75%
Net interest margin (1)	3.09%	3.43%	3.49%	3.44%	3.55%
Efficiency ratio (2)	59.55%	55.47%	58.28%	57.41%	54.19%

Capital - Period End
Book value per common share	$16.60	$16.02	$15.78	$15.09	$14.60

Credit Quality - Period End
Nonperforming assets/ total assets	0.02%	0.02%	0.00%	0.06%	0.06%
Loan loss reserve/ gross loans	1.20%	1.10%	1.12%	1.13%	1.14%

Period End Balance Sheet
($ in thousands)
Total assets	$1,764,464	$1,665,394	$1,511,478	$1,449,051	$1,464,880
Gross loans	943,894	1,028,776	1,013,115	1,026,850	1,003,172
Nonperforming assets	362	362	-	894	927
Allowance for loan losses	11,327	11,312	11,297	11,635	11,443
Deposits	1,614,480	1,517,785	1,367,809	1,311,188	1,299,864
Common equity	136,620	131,942	129,694	123,982	119,907

Non-Financial Data
Full-time equivalent staff	188	183	183	188	182
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,231,983	8,235,939	8,218,873	8,218,873	8,215,407
Period average - basic	8,145,538	8,134,831	8,129,045	8,126,058	8,123,806
Period average - diluted	8,177,714	8,166,178	8,155,890	8,133,929	8,129,531

Market Ratios
Stock Price	$18.17	$17.15	$16.62	$11.46	$12.68
Price/Earnings	9.32	7.90	7.32	6.26	9.95
Price/Book	1.09	1.07	1.05	0.76	0.87

	SIX MONTHS ENDED JUNE 30,
($ in thousands, except per share)	2021	2020

Net interest income	$24,230	$21,374
Provision for loan losses	-	2,310
Non-interest income	2,580	2,307
Non-interest expense	15,935	14,323
Net income before income taxes	10,875	7,048
Provision for income taxes	2,559	1,758
Net income	$8,316	$5,290

Earnings per common share - basic	$1.02	$0.65
Earnings per common share - diluted	$1.02	$0.65
Dividends paid per common share	$0.15	$0.14
Return on average common equity	12.59%	9.15%
Return on average assets	1.02%	0.84%
Net interest margin (1)	3.26%	3.72%
Efficiency ratio (2)	57.51%	58.58%

Capital - Period End
Book value per common share	$16.60	$14.60

Credit Quality - Period End
Nonperforming assets/ total assets	0.02%	0.06%
Loan loss reserve/ gross loans	1.20%	1.14%

Period End Balance Sheet
($ in thousands)
Total assets	$1,764,464	$1,464,880
Gross loans	943,894	1,003,172
Nonperforming assets	362	927
Allowance for loan losses	11,327	11,443
Deposits	1,614,480	1,299,864
Common equity	136,620	119,907

Non-Financial Data
Full-time equivalent staff	188	182
Number of banking offices	17	17

Common Shares outstanding
Period end	8,231,983	8,215,407
Period average - basic	8,140,214	8,119,174
Period average - diluted	8,171,978	8,132,076

Market Ratios
Stock Price	$18.17	$12.68
Price/Earnings	8.82	9.70
Price/Book	1.09	0.87

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.